EXHIBIT 10.27

                                 PROMISSORY NOTE

$37,500                                                0% Interest Per Annum
                                                       April 2nd, 1996


      In installments, as set forth, for value received, the undersigned, iView Software, Inc., a Florida corporation promises to pay to Skyline, Inc., a Florida corporation at 300 South Pine Island Rd, Suite 261, Plantation, FL 33324 the sum of Thirty Seven Thousand Five Hundred ($37,500), together with interest from the date above on the unpaid principal balance due at the rate of ten percent (10%) per annum. No payment shall be due in consecutive monthly installments. The final installment shall be payable in full by December 31st, 1996 in the amount of the balance of the principal and accrued interest then remaining unpaid on this Note.

      All payments shall be payable in lawful currency of the United States of America.

      The undersigned agrees to pay all costs of collection, including reasonable attorneys' fees.

      This Note may be prepaid at any time or from time to time in whole or in part without penalty, premium or permission. Any partial payment under this Section shall be applied to the installments of the Note in the inverse order of their maturities.

                                    I-VIEW SOFTWARE, INC.

                                    BY /s/ PETER BERG
                                       -------------------
                                       Peter Berg, President